MANAGER DIRECTED PORTFOLIOS
INVESTMENT ADVISORY AGREEMENT
with
HOOD RIVER CAPITAL MANAGEMENT LLC
THIS INVESTMENT ADVISORY AGREEMENT made this 20th day of May, 2020, by and between Manager Directed Portfolios, a Delaware statutory trust (the “Trust”) and Hood River Capital Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to create and offer for sale distinct series of shares of beneficial interest (each, a “Portfolio” and collectively, the “Portfolios”), each corresponding to a distinct portfolio; and

WHEREAS, the Trust desires to avail itself of the services, information, advice, assistance and facilities of the Adviser on behalf of one or more Portfolios of the Trust, and to have the Adviser provide or perform for the Portfolios various research, statistical and investment services; and

WHEREAS, the Adviser is willing to furnish such services to the Trust with respect to each of the Portfolios listed on Schedule A to this Agreement (each, a “Hood River Portfolio” and collectively, the “Hood River Portfolios”) on the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, it is agreed between the parties as follows:

1. Employment of the Adviser. The Trust hereby employs the Adviser to invest and reinvest the assets of the Hood River Portfolios in the manner set forth in Section 2 of this Agreement subject to the direction of the Board of Trustees of the Trust (the “Board”) and the officers of the Trust, for the period, in the manner, and on the terms set forth hereinafter. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2. Obligations of, and Services to be Provided by, the Adviser. The Adviser undertakes to provide the services hereinafter set forth and to assume the following obligations:

A. Investment Advisory Services.

(i) The Adviser shall direct the investments of each Hood River Portfolio, subject to and in accordance with the Hood River Portfolio’s investment objective, policies and limitations as provided in its prospectus(es) and statement(s) of additional information (collectively, the “Prospectus”) and other governing instruments, as amended and supplemented from time to time (collectively, “Organizational Documents”), and any other directions and policies which the Board may issue to the Adviser from time to time.

(ii) The Adviser is authorized, in its discretion and without prior consultation with the Trust, to purchase and sell for each Hood River Portfolio, securities and other investments consistent with the Hood River Portfolio’s objectives and policies.

B. Corporate Management Services.

(i) The Adviser shall furnish for the use of the Trust office space and all office facilities, equipment and personnel necessary for servicing the investments of the Hood River Portfolios.

(ii) The Adviser shall pay the salaries of all personnel of the Trust and the Adviser performing services relating to research, statistical and investment activities on behalf of the Hood River Portfolios.

C. Provision of Information Necessary for Preparation of Registration Statement, Amendments and Other Materials. The Adviser will make available and provide such information as the Trust and/or its administrator may reasonably request for use in the preparation of its registration statement, reports and other documents required by any applicable federal, foreign or state statutes or regulations.

D. Code of Ethics. The Adviser has adopted and will maintain a written code or codes of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Trust and its administrator, on the date of this Agreement, a copy of the code or codes of ethics and evidence of its or their adoption. The Adviser shall certify to the Board that the Adviser has complied with the requirements of Rule 17j-1 and Rule 204A-1 on an annual basis and that there has been no violation of the Adviser’s code or codes of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of the Trust or its administrator, the Adviser shall permit the Trust or its administrator to examine the reports required to be made to the Adviser by Rule 17j-1.

E. Disqualification. The Adviser shall immediately notify the Board of the occurrence of any event which would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or any other applicable statute or regulation.

F. Non-Public Personal Information. To the extent prohibited by Regulation S-P, the Adviser will not disclose any non-public personal information, as defined in Regulation S-P (“NPI”), received from the Trust regarding any shareholder of the Portfolios. The Adviser represents and warrants that, in accordance with applicable state privacy laws and Regulation S-P, it has implemented safeguards by adopting policies and procedures reasonably designed to insure the security and confidentiality of records and NPI of shareholders; protect against any anticipated threats or hazards to the security or integrity of shareholder records and NPI; and protect against unauthorized access to or use of such shareholder records or NPI that could result in substantial harm or inconvenience to any shareholder.

G. Other Obligations and Services. The Adviser shall make its officers and employees available to the Board and officers of the Trust for consultation and discussion regarding the management of each Hood River Portfolio and its investment activities. The Adviser shall act in accordance with the Trust’s Organizational Documents, Prospectus, and compliance policies and procedures adopted pursuant to Rule 38a1 under the 1940 Act in connection with the Adviser’s provision of services under this Agreement.

3. Execution and Allocation of Portfolio Brokerage.

A. The Adviser, subject to the control and direction of the Board, shall have authority and discretion to select brokers and dealers to execute portfolio transactions for each Hood River Portfolio, and for the selection of the markets on or in which the transactions will be executed.

B. In acting pursuant to Section 3.A, the Adviser will place orders through such brokers or dealers in conformity with the portfolio transaction policies set forth in the Trust’s registration statement.

C. It is understood that neither the Trust nor the Adviser will adopt a formula for allocation of a Portfolio’s brokerage.

D. It is understood that the Adviser may, to the extent permitted by applicable laws and regulations, aggregate securities to be sold or purchased for any Hood River Portfolio and for other clients of the Adviser in order to obtain the most favorable price and best execution. In that event, allocation of the securities purchased or sold, as well as expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to its other clients.

E. It is understood that the Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended, use brokers who provide it on behalf of a Hood River Portfolio with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Hood River Portfolio, and the Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Adviser determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Adviser to the Hood River Portfolio and its other clients and that the total commissions paid by such Hood River Portfolio will be reasonable in relation to the benefits to such Hood River Portfolio over the long term.

F. It is understood that the Adviser may use brokers who (i) are affiliated with the Adviser provided that no such broker will be utilized in any transaction in which such broker acts as principal; and (ii) the commissions, fees or other remuneration received by such brokers is reasonable and fair compared to the commissions fees or other remuneration paid to other brokers in connection with comparable transactions involving similar securities being purchased or sold during a comparable period of time.

G. The Adviser shall provide such reports as the Board may reasonably request with respect to each Hood River Portfolio’s total brokerage and portfolio transaction activities and the manner in which that business was allocated.

4. Delegation of Adviser’s Obligations and Services. With respect to any or all Hood River Portfolios, the Adviser may enter into one or more contracts (each, a “Sub-Advisory Agreement”) with a sub-adviser in which the Adviser delegates to such sub-adviser any or all of its obligations or services specified in Section 2 of this Agreement, provided that each Sub-Advisory Agreement imposes on the sub-adviser bound thereby all the duties and conditions the Adviser is subject to under this Agreement, and further provided that each Sub-Advisory Agreement meets all requirements of the 1940 Act and rules thereunder.

5. Expenses. Except as may be agreed to otherwise by the Trust, on behalf of a Hood River Portfolio, and the Adviser from time to time, the Hood River Portfolio will pay all its expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by such Hood River Portfolio shall include, without limitation:

A. fees payable for administrative services;

B. fees payable for accounting services;

C. the cost of obtaining quotations for calculating the value of the assets;

D. interest and taxes;

E. brokerage commissions, dealer spreads and other costs in connection with the purchase or sale of securities;

F. a pro rata portion of the compensation and expenses of the Trustees of the Board other than those who are “interested persons” of the Trust within the meaning of the 1940 Act;

G. legal and audit expenses;

H. fees and expenses related to the registration and qualification of its shares for distribution under state and federal securities laws;

I. expenses of typesetting, printing and mailing reports, notices and proxy material to shareholders;

J. all other expenses incidental to holding meetings of the shareholders, including proxy solicitations therefor, except for expenses related to any shareholder meeting convened as a result of a change of control of the Adviser or otherwise convened for the primary benefit of the Adviser, which expenses shall be borne by the Adviser;

K. a pro rata portion of the premiums for fidelity bond and other insurance coverage;

L. a pro rata portion of the Trust’s association membership dues;

M. expenses of typesetting for printing Prospectuses;

N. expenses of printing and distributing Prospectuses to existing shareholders;

O. out-of-pocket expenses incurred in connection with the provision of custodial and transfer agency services;

P. service fees payable to the distributor for providing personal services to the shareholders and for maintaining shareholder accounts for those shareholders;

Q. distribution fees; and

R. such non-recurring expenses as may arise, including costs arising from threatened legal actions, suits and proceedings to which the Hood River Portfolio is a party and the legal obligation which the Trust, on behalf of such Hood River Portfolio, may have to indemnify its Trustees and officers with respect thereto.

6. Compensation of the Adviser. For the services and facilities to be furnished hereunder, the Adviser shall receive advisory fees calculated at the annual rates listed along with each Hood River Portfolio’s name in Schedule B attached hereto. The aggregate of such advisory fees for all listed Hood River Portfolios shall be payable monthly as soon as practicable after the last day of each month based on each listed Hood River Portfolio’s average daily net assets.

7. Activities and Affiliates of the Adviser.

A. The services of the Adviser to the Trust are deemed not to be exclusive, and the Adviser is free to render services to others and engage in other activities; provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Trust hereunder.

B. The Trust acknowledges that the Adviser or one or more of its “affiliated persons” may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Adviser, its “affiliated persons” or any of its or their directors, officers, agents or employees may buy, sell or trade in securities for its or their respective accounts (“Affiliated Accounts”). Subject to any other provisions of this Agreement to the contrary, the Trust agrees that the Adviser or its “affiliated persons” may give advice or exercise investment responsibility and take such other action with respect to Affiliated Accounts which may differ from the advice given or the timing or nature of action with respect to the Hood River Portfolios, provided that the Adviser acts in good faith. The Trust acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which one or more Hood River Portfolios may have an interest. The Adviser shall have no obligation to recommend for any Hood River Portfolio a position in any investment which an Affiliated Account may acquire, and the Trust shall have no first refusal, co-investment or other rights in respect of any such investment, either for its Portfolios or otherwise.

C. Subject to and in accordance with the Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws of the Trust as currently in effect and the 1940 Act and the rules thereunder, it is understood that Trustees, officers and agents of the Trust and shareholders of the Trust are or may be interested in the Adviser or its “affiliated persons” as directors, officers, agents or shareholders of the Adviser or its “affiliated persons;” that directors, officers, agents and shareholders of the Adviser or its “affiliated persons” are or may be interested in the Trust as trustees, officers, agents, shareholders or otherwise; that the Adviser or its “affiliated persons” may be interested in the Trust as shareholders or otherwise; and that the effect of any such interests shall be governed by said Declaration of Trust, By-Laws and the 1940 Act and the rules thereunder.

8. Liabilities of the Adviser.

A. Except as provided below, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or to any shareholder of the Trust or its Portfolios for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security or the making of any investment for or on behalf of the Trust.

B. No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or the Adviser, from liability in violation of Sections 17(h), 17(i), 36(a) or 36(b) of the 1940 Act.

9. Record Keeping and Reports.

A. The Adviser will maintain all books and records with respect to the Trust’s securities transactions required by the 1940 Act and rules thereunder (other than those records being maintained by the Trust’s administrator, custodian or transfer agent) and preserve such records for the periods prescribed therefore.

B. The Adviser shall regularly report to the Board on the investment program of the Trust and the issuers and securities generally represented in each Hood River Portfolio, and will furnish the Board such periodic and special reports as the Board may reasonably request. The Trust shall furnish or otherwise make available to the Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Trust as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

10. Effective Date; Term. This Agreement shall become effective on the date first written above and shall remain in force for an initial period of two years from such date, and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the Board, including the vote of a majority of the Trustees who are not “interested persons” of the Trust, cast in person at a meeting called for the purpose of voting on such approval, or by vote of a “majority of the outstanding voting securities” of the Hood River Portfolio. The aforesaid provision shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

11. Assignment. No “assignment” of this Agreement shall be made by the Adviser, and this Agreement shall terminate automatically in event of such assignment. The Adviser shall notify the Trust in writing in advance of any proposed change of “control” to enable the Trust to take the steps necessary to enter into a new investment advisory agreement.

12. Amendment. This Agreement may be amended at any time, but only by written agreement between the Adviser and the Trust, which amendment is subject to the approval of the Board and, where required by the 1940 Act, the shareholders of any affected Hood River Portfolio in the manner required by the 1940 Act and the rules thereunder.

13. Termination. This Agreement:

A. may at any time be terminated without payment of any penalty by the Trust with respect to any Hood River Portfolio (by vote of the Board or by the vote of a “majority of the outstanding voting securities” of the Hood River Portfolio) on sixty (60) days’ written notice to the Adviser;

B. shall immediately terminate in the event of its “assignment;” and

C. may be terminated with respect to any Hood River Portfolio by the Adviser on sixty (60) days’ written notice to the Trust.

14. Definitions. As used in this Agreement, the terms “affiliated person,” “assignment,” “control,” “interested person” and “majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

15. Notice. Any notice under this Agreement shall be given in writing addressed and delivered or mailed postage prepaid to the other party to this Agreement at its principal place of business.

16. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17. Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the state of Delaware.

MANAGER DIRECTED PORTFOLIOS By:_/s/ Douglas J. Neilson____________ Name: Douglas J. Neilson Title: President
HOOD RIVER CAPITAL MANAGEMENT LLC By:_/s/ Brian Smoluch____________ Name: Brian Smoluch Title: Chief Executive Officer

Schedule A
to
Investment Advisory Agreement
Dated May 20, 2020

between

Manager Directed Portfolios
and
Hood River Capital Management LLC

Hood River Portfolios

Hood River Small-Cap Growth Fund

Schedule B
to
Investment Advisory Agreement
Dated May 20, 2020

Between

Manager Directed Portfolios
and
Hood River Capital Management LLC

Investment Advisory Fee Schedule

Hood River Portfolio	Annual Fee as a Percentage of Average Daily Net Assets (“Assets”)
Hood River Small-Cap Growth Fund	0.90%